Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 8, 2022, made effective as of November 8, 2022 (the “Effective Date”), by and between Rubicon Technologies Holdings, LLC, a Delaware limited liability company (the “Company” or “Rubicon”), Rubicon Technologies, Inc., a Delaware corporation (“Parent”), and Kevin Schubert (“Executive”), and supersedes and replaces in its entirety that certain Employment Agreement between the Company and Executive dated August 15, 2022 (the “Prior Agreement”).

W I T N E S S E T H :

WHEREAS, upon approval by the Board of Directors of Parent (the “Board”), Executive shall serve as President of Parent and the Company;

WHEREAS, the Company and Executive previously entered into the Prior Agreement to set forth the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the Company desires to continue to employ Executive, and the Company, Parent, and Executive each desire to amend and restate the terms of the Prior Agreement to clarify the terms and conditions of Executive’s employment by the Company;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment and Duties. As of the Effective Date, and upon approval by the Board, the Company hereby employs Executive to serve as President of Parent and the Company reporting to the Chief Executive Officer of Parent and the Company or as designated by the Board and to perform such duties and responsibilities as are customarily performed by persons acting in such capacity, or to serve in such other positions and to have such other duties and responsibilities as may be assigned to Executive from time to time by the Board. The Company and Executive may mutually agree to change the title or alter Executive’s role, including interim responsibilities.

2. Conflicting Employment. Executive shall devote substantially all of Executive’s full time and effort to Executive’s duties hereunder during the term of this Agreement. Executive agrees that, during Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the Business, nor will Executive engage in any activities that conflict with Executive’s obligations to Rubicon or Parent.

3. Term. The term of Executive’s employment under this Agreement (the “Term”) shall be deemed to have commenced as of the Effective Date and shall continue unless terminated in accordance with Section 10 of this Agreement.

4. Compensation. For all services to be rendered by Executive during the Term, the Company shall pay Executive a base salary of $385,000 per year (the “Base Salary”), payable in substantially equal monthly or more frequent installments as is customary under the Company’s normal payroll practices from time to time for its senior management employees.

5. Bonuses and Incentive Payments.

5.1 Annual Bonus. Executive shall be eligible for an annual cash bonus pursuant to the terms of the Company’s Incentive Program, or any successors thereto, based on achievement of the performance standards set forth under such plan(s), as determined by the Company; provided that Executive’s annual target bonus amount for 2022 and subsequent years will be up to 50% of Executive’s Base Salary. Executive shall also be eligible for annual equity awards under the Company’s incentive plans, or any successors thereto, based on the conditions set forth under such plans.

5.2 Signing Bonus & Equity Award. Executive previously received a one-time bonus payment of $160,000.00 (the “Signing Bonus”), paid by the Company to the Executive in connection with the Prior Agreement. In the event that prior to August 15, 2023 Executive resigns his employment with the Company for any reason other than Good Reason or Executive’s employment with the Company is terminated by the Company for Cause, then Executive shall repay the gross amount of the Signing Bonus to the Company on a pro rata basis, with such repayment due to the Company within 30 days following the date Executive’s employment with the Company is terminated. In addition, subject to the approval of the Compensation Committee of the Board, Executive is eligible to receive a one-time initial sign-on equity award equal to 251,257 restricted stock units under the Parent’s 2022 Equity Incentive Plan, which, if approved, will be memorialized in an equity award agreement (the “Sign-on Equity Grant”). Subject to further approval by the Compensation Committee of the Board, Executive is also eligible to receive additional equity awards in 2023 and 2024 each equal to 251,257 restricted stock units under the Parent’s 2022 Equity Incentive Plan, which, if approved, will be memorialized in equity award agreements (together with the Sign-On Equity Grant, the “Initial Equity Grants”). In the event of a Change in Control (as defined in Parent’s 2022 Equity Incentive Plan), subject to the approval of the Compensation Committee of the Board and Executive’s continued employment through such Change in Control, (i) any Initial Equity Grants which have not been granted as of such Change in Control shall be granted as fully vested restricted stock units which will settle within 60 days following such Change in Control, and (ii) any Initial Equity Grants then-outstanding shall be fully-vested as of such Change in Control.

6. Expenses. So long as Executive is employed hereunder, Executive shall be entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable business expenses incurred by Executive in accordance with applicable policies, practices and procedures of the Company as in effect from time to time.

7. Employee Benefits. So long as Executive is employed hereunder, Executive will be entitled to participate in the Company’s employee benefit, bonus and other such plans and programs (including but not limited to medical, disability, life insurance and 401(k) plans) covering members of senior management of the Company and perquisites as may be offered by the Company from time to time, subject to the generally applicable eligibility and other provisions of such plans, programs and arrangements as in effect from time to time.

8. Vacation. Executive shall be entitled to vacation annually in accordance with the Company’s vacation policies applicable to members of senior management of the Company in effect from time to time.

9. Office. Executive’s office shall be located in Las Vegas, Nevada or such other place as mutually agreed to by Executive and Company. Executive shall make reasonable efforts to work from the Company’s headquarters as necessary from time to time. Company shall reimburse Executive for actual and reasonable costs to travel to the Company’s headquarters in accordance with the Company’s policies.

10. Termination and Severance. Executive’s employment with the Company may be terminated at any time by Company or Executive as below. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive may then hold as an employee, officer or director of the Company, Parent, or any Affiliate of the Company. Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

10.1 Termination by the Company for Cause or by Executive other than for Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall receive no further compensation other than Executive’s Base Salary as of the date of termination of Executive’s employment and other compensation as accrued and payable through the date of such termination (“Accrued Compensation”). For clarification, Executive shall not be entitled to receive any annual cash bonus or other annual incentive award bonus for the applicable performance period if terminated for Cause, and any such bonus payments shall not be considered Accrued Compensation under these circumstances. If Executive terminates his employment other than for Good Reason, Executive shall provide Company as much written notice as possible but in no event less than 30 days’ notice, and Executive shall receive no further compensation other than any bonus earned, but unpaid, as of the date of termination of Executive’s employment for the immediately preceding annual performance period and any Accrued Compensation. Any Accrued Compensation that is payable shall be paid to Executive pursuant to the Company’s normal payroll practices for its senior management employees. Any awards or benefits payable to Executive shall be paid pursuant to the Company’s normal practices, or as otherwise provided by the terms of the plan or policy pursuant to which such award and benefits are paid.

10.2 Termination by the Company other than for Cause or by Executive for Good Reason. In the event that (a) either (i) Executive’s employment with the Company is terminated by the Company other than for Cause, or (ii) Executive terminates his employment for Good Reason, and (b) with respect to the benefits under clauses (ii) through (vi) following, Executive timely executes and does not revoke a release of claims in the form provided by the Company, Executive shall receive the following (payable on the first pay cycle date after the revocation period concludes or is waived which shall not be subject to any mitigation requirement (i.e., such amounts shall be payable irrespective of whether or not Executive obtains subsequent employment); provided, however, that if the period during which the release could become effective and irrevocable spans two calendar years, payment shall not occur until the second calendar year):

(i) All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company;

(ii) An annual bonus for the year of termination, prorated based on the Executive’s termination date, which shall be calculated based on the Company’s actual performance for the termination year, but presuming the Executive achieved his individual goals for such year. Any such pro rata bonus amount shall be paid when annual bonuses are paid to active members of senior management for such performance period but in no event later than March 15th of the calendar year following the termination year;

(iii) A severance payment equal to 12 months of the Executive’s Base Salary then in effect, paid in accordance with the Company’s payroll policies;

(iv) Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), premium reimbursements for Executive’s participation in the Company’s group health plans pursuant to COBRA for a period ending on the earlier of (A) the first anniversary of the date of termination; (B) Executive becoming eligible for other group health benefits, or (C) the expiration of Executive’s rights under COBRA; provided, however, that in the event that the benefits provided herein would subject the Company or any of its Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Code, Executive and the Company agree to work together in good faith to restructure the foregoing benefit;

(v) The cost of outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $7,500, with such services to extend until the first to occur of (i) 12 months following the termination of Executive’s employment, or (ii) the date the Executive secures full time employment; and

(vi) All of Executive’s then outstanding equity awards which are subject solely to time-based vesting conditions shall be fully vested effective as of Executive’s termination date.

10.3 Disability. In the event of (a) termination of Executive’s employment following Disability, and (b) with respect to the benefits under clause (ii) following, Executive timely executes and does not revoke a release of claims in the form provided by the Company, Executive shall be entitled to the following:

(i) All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company; and

(ii) Continuation of his Base Salary then in effect for a period of 12 months following Executive’s termination date, which amount shall be paid in equal monthly or more frequent installments as is customary under the Company’s normal payroll practices for its senior management employees.

10.4 Death. In the event of termination of Executive’s employment upon Executive’s death during the Term, the Company shall pay to Executive’s estate: all Accrued Compensation as of Executive’s date of death and any other awards or benefits payable pursuant to the terms of any then-existing plan or policy of the Company.

11. Representations and Acknowledgments.

(a) Protection of Legitimate Interests. Executive acknowledges and agrees that, in Executive’s position with Rubicon (as used in Sections 11 through 14, the term “Rubicon” shall include Parent and its direct and indirect subsidiaries where applicable), Executive will be responsible for: (i) actively conducting Rubicon’s business, (ii) overseeing Rubicon’s activities, (iii) developing and implementing strategies on behalf of Rubicon, and (iv) affecting customers everywhere that Rubicon conducts the lines of business within Executive’s areas of responsibilities. Accordingly, Executive acknowledges and agrees that the promises set forth in this Agreement are intended to protect Rubicon’s legitimate interests, including its Confidential Information, business relationships, goodwill, and workforce, and that the terms of this Agreement (A) are reasonable and necessary to protect Rubicon’s legitimate interests, (B) will not prevent Executive from earning or seeking a livelihood, and (C) shall apply wherever permitted by law. Executive further recognizes that, given Rubicon’s providing Executive with access to its Confidential Information and its longstanding customer relationships, Executive possesses information allowing him or her to unfairly convert Rubicon’s business, customer accounts, vendor relationships and goodwill of customers, vendors and employees for use by Executive and other persons or entities in competition with Rubicon, and that this would cause Rubicon to suffer immediate and irreparable injury, for which monetary damages will not be sufficient to make Rubicon whole.

(b) No Other Agreement or Understanding. Executive represents and warrants that Executive is not a party to any agreement or understanding that would impair Executive’s ability to enter into this Agreement or otherwise preclude or restrict Executive’s employment with Rubicon, and that Executive’s execution of this Agreement and employment with Rubicon will not violate any other agreement or understanding to which Executive is bound.

(c) Survival. If, after executing this Agreement, Executive: (i) is promoted to, assigned to or otherwise assumes one or more positions or functions other than or in addition to Executive’s position or functions at the time Executive signed this Agreement, regardless of title, or (ii) is transferred or assigned to or otherwise works for any Affiliate, subsidiary or other division or business unit of Rubicon, the terms of this Agreement shall continue to apply with full force and effect. Executive acknowledges and understands that unless and until a subsequent written Agreement is signed by all parties to this Agreement that expressly supersedes this Agreement, this Agreement will continue in full force and effect. Executive understands and agrees that the obligations and restrictions imposed under this Agreement shall apply after the termination of employment, regardless of whether such termination is voluntary or involuntary, or is with or without cause or notice.

(d) Preservation of At-Will Employment Relationship. Executive agrees that no provision in this Agreement shall be construed or is intended to create an express or implied employment contract or a promise of employment for any specific period of time. Executive further acknowledges and agrees that Executive’s employment with Rubicon is “at will” and can be terminated at any time by Rubicon or Executive, with or without reason, with or without notice, and with or without cause. Executive acknowledges and agrees that his or her knowledge, skills, and abilities are sufficient to enable Executive to earn a satisfactory livelihood without violating this Agreement if Executive’s employment terminates.

12. Non-Disclosure of Confidential Information. At no time, either during or after the termination of Executive’s employment with Rubicon, shall Executive directly or indirectly obtain, disclose or use for Executive or any Person, or aid others in obtaining, disclosing or using any Confidential Information, other than as may be required in the performance of duties for and as authorized by Rubicon. All Confidential Information is and shall remain the sole property of Rubicon. Notwithstanding anything to the contrary, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation. Nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive further acknowledges and agrees that Rubicon has provided Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1) IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—

(A) is made—

(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. — An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

13. Return of Rubicon Property and Confidential Information. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to Rubicon’s telecommunications, networking or information processing systems (including, without limitation, stored company files, email messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further acknowledges and agrees that all records, files, customer order guides, pricelists, photo/videographic materials, computers, and computer related equipment (e.g., hardware, software, disks, electronic storage devices, etc.), cell phones, smart phones, Blackberries, personal data assistants, keys, equipment, access cards, passwords, access codes, badges, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, that Executive receives, acquires, produces or has access to as a result of his or her employment with Rubicon (regardless of the medium in which any information is stored) (collectively “Property”), are the exclusive property of Rubicon. Upon request of the Company, and in any event, upon the termination of Executive’s employment with the Company, Executive shall return to Rubicon all Property of Rubicon and all copies thereof in Executive’s possession or control, in all formats (whether tangible, electronic, or otherwise), including all Confidential Information, documents, copies, recordings of any kind, papers, computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, USB devices, computer records or programs, electronic files, drawings, manuals, letters, notes, notebooks, reports, formulae, memoranda, client lists, keys, passwords, login credentials, and other material in Executive’s possession or under Executive’s control that relate to the business of Rubicon and that Executive obtained in connection with employment with any Rubicon Companies. Executive will not copy, delete, or alter any information contained upon Executive’s Rubicon computer or Rubicon equipment before Executive returns it to Rubicon. Without limiting the foregoing, Executive agrees to provide Rubicon with access to any of Executive’s personal electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that contain any Rubicon Property to remove said property at time of termination and it is the Executive’s express obligation to provide Rubicon access to such personal electronic devices at the Executive’s exit interview or before the Executive’s last date of employment to accomplish the same.

14. Non-Competition/Non-Solicitation. Executive acknowledges that in the course of his continued service with Rubicon, his services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in further consideration of the Company entering into this Agreement, Executive covenants and agrees that, without limiting any other obligation pursuant to this Agreement, during Executive’s employment with the Company and for a period of 24 months following the termination of Executive’s employment with the Company, for any reason or no reason (the “Restrictive Period”), Executive shall not:

(a) provide services to a Competitor;

(b) perform Business in the Territory (other than in the performance of services for Rubicon);

(c) perform services for, or own or finance, in any capacity, any Person that engages in the Business within the Territory;

(d) solicit, or attempt to solicit, directly or by assisting others, any Person who performed services for Rubicon during six month period prior to the termination of Executive’s employment with the Company to terminate Executive’s engagement with the Company;

(e) provide services to any Person which engages any Person who performed services for Rubicon during the 12 month period prior to the termination of Executive’s employment with the Company; or

(f) solicit, or attempt to solicit, directly or by assisting others, any business from any of Rubicon’s customers with whom Executive had material contact during Executive’s employment with the Company for purposes of providing products or services that are competitive with the Business.

15. Non-Disparagement. Executive shall not, directly or indirectly, defame, disparage, make any statement or take any action that would tend to cast a negative light upon or injure the personal, professional, or business reputation of the Company or the Rubicon Companies, or any member of their respective Boards or officers, including, without limitation (a) to any member of the general public, (b) to any current or former officer, director, manager or employee of the Company, or (c) to any member of the press or other media or in any website publication or social media outlet.

16. Certification and Exit Interview Requirement. Executive agrees that, upon Rubicon’s request, at any time during Executive’s employment and thereafter for 24 months following the termination of Executive’s employment with Rubicon, Executive shall certify Executive’s compliance with the obligations contained in this Agreement by submitting to Rubicon a statement under penalty of perjury stating that Executive has fully complied and continues to comply with the restrictions contained in this Agreement. Executive shall describe in detail any breaches of this Agreement in the statement. Executive also agrees to be available for an exit interview with a designated Rubicon representative to answer questions regarding Executive’s departure. Executive also agrees to execute an exit interview certification affirming Executive’s compliance with his obligations in this Agreement.

17. Ownership of Inventions.

(a) Executive shall disclose all Inventions promptly and fully to Rubicon.

(b) Except as excluded in Section 17(e) below, Executive hereby assigns to Rubicon all of Executive’s right, title and interest in and to all Inventions and agrees that all such Inventions shall be Rubicon’s sole and exclusive property to the maximum extent permitted by law.

(c) Executive shall at the request of Rubicon (but without additional compensation from Rubicon): (i) execute any and all papers and perform all lawful acts that Rubicon deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Inventions, (ii) execute such instruments as are necessary to assign to Rubicon or to Rubicon’s nominee, all of Executive’s right, title and interest in any Inventions so as to establish or perfect in Rubicon or in Rubicon’s nominee, the entire right, title and interest in such Inventions, and (iii) execute any instruments necessary or that Rubicon may deem desirable in connection with any continuation, renewal or reissue of any patents in any Inventions, renewal of any copyright registrations for any Inventions, or in the conduct of any proceedings or litigation relating to any Inventions. All expenses incurred by the Executive by reason of the performance of any of the obligations set forth in this Section 17(c) shall be borne by Rubicon.

(d) Concurrent with Executive’s execution of this Agreement, Executive lists and provides a brief description below of all unpatented inventions and discoveries, if any, made or conceived by Executive prior to the Effective Date that are to be excluded from this Agreement. If no such list is provided below at the time of execution of this Agreement, it shall be conclusively presumed that Executive has waived any right Executive may have to any such invention or discovery which relates to Rubicon’s business.

LIST ANY EXCEPTIONS:

(e) Provisions (a) through (d) of this Section 17 regarding assignment of right, title and interest do not apply to Inventions for which assignment is prohibited by California Labor Code Section 2870 or any like statute of any other state.

18. Notification. If, within the one year after the termination of Executive’s employment, the Executive provides services as an employee, independent contractor or consultant, owner or in any other capacity, whether or not for compensation, to any Person that offers products or services competitive with those provided by any Rubicon Companies, then Executive shall promptly provide Rubicon with the following information about such Person: the name, address and telephone number of the location to which Executive is assigned, and his or her job title. Executive shall promptly provide any such Person with a copy of this Agreement, and Executive consents to Rubicon’s right, at any time, to notify such Person of this Agreement, as well as the details of any alleged violations thereof. Executive further consents to notification by Rubicon to Executive’s subsequent employer or other third party of Executive’s obligations under this Agreement.

19. Remedies for Breach. Executive agrees that any breach of this Agreement by Executive will cause Rubicon to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon’s remedies for breach of the Agreement shall be cumulative, the pursuit of one remedy shall not be deemed to exclude any other remedies, and the running of the period of the restrictions set forth in this Agreement shall be tolled during the continuation of any such breach by Executive and the running of the period of such restrictions shall commence only upon compliance by Executive with the restrictions in this Agreement. Executive further agrees that, in the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon shall be entitled to seek and obtain enforcement of this Agreement by means of a decree of specific performance, a temporary restraining order, a preliminary or permanent injunction, and any other remedies at law or equity which may be available. Executive shall reimburse Rubicon for all reasonable attorneys’ fees and costs incurred by Rubicon in enforcing this Agreement.

20. Other Agreements. In the event Executive executed other written agreements relating to this subject matter with Rubicon or Parent, and/or in the event Executive enters into other written agreements that contain provisions similar to the provisions contained herein, all such provisions shall be interpreted to provide Rubicon and/or Parent with cumulative rights and remedies and the benefits and protections provided to Rubicon and/or Parent under each such agreement shall be given full force and effect.

21. Successors and Assigns. Executive expressly agrees that this Agreement, including the rights and obligations hereunder, may be transferred and/or assigned by Rubicon without the further consent of Executive, and that this Agreement is for the benefit of and may be enforced by Rubicon, its present and future successors, assigns, subsidiaries, Affiliates, and purchasers, but is not assignable by Executive.

22. Third Party Beneficiaries. This Agreement is intended to benefit each and every entity in the Rubicon Companies and any successors or assigns of Rubicon for which Executive performs services, for which Executive has customer contact or about which Executive receives Confidential Information and may be enforced by any such entity. Executive agrees and intends to create a direct, consequential benefit to the Rubicon Companies regardless of the Rubicon Company with which Executive is affiliated.

23. Construction of Covenants. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court finds that any provision in this Agreement is overly broad such that it is unenforceable under applicable state law, the court may modify that provision to narrow its scope to the extent necessary to render it enforceable.

24. Code Section 409A. Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance thereunder (“Code Section 409A”), and other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to Executive under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if upon Executive’s termination of employment Executive is a specified employee, as defined in Code Section 409A(a)(2)(B), and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after Executive terminates employment for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier specified date that does not result in additional tax or interest to Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to Executive in a single lump sum. For purposes of this Agreement, references to a termination of employment shall be construed consistently with the definition of a “separation from service” under Code Section 409A. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement or otherwise payable to Executive, the Company (a) shall make all such reimbursements no later than Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. If the period during which Executive must execute and not revoke a release of claims following his or her termination date in order to receive any payment or benefits hereunder begins in one calendar year and ends in a second calendar year, then any payments or benefits that would otherwise occur during the first calendar year will be delayed and paid in a lump-sum during the portion of the period that falls within the second calendar year. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

25. Code Section 280G. In the event amounts payable hereunder are contingent on a change in control for purposes of Code Section 280G and it is determined by a tax practitioner retained by the Company that any payments made or provided to the Executive in connection with this Agreement or otherwise (“Total Payments”) would be subject to the excise tax under Code Section 4999 (the “Parachute Tax”), such payments otherwise to be paid under this Agreement will be payable in full or, if applicable, in such lesser amount which would result in no portion of the Total Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Total Payments. The reporting and payment of any Parachute Tax will be the responsibility of the Executive and neither the Company nor any other member of the Rubicon Companies will provide a gross-up or any other payment to compensate the Executive for the payment of the Parachute Tax. The Company will withhold from such payments any amounts it reasonably determines is required under Code Section 4999(c).

26. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

27. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any individual or entity; provided Executive may disclose this Agreement and/or any of its terms to Executive’s financial advisors and attorneys, so long as each individual to whom Executive makes such disclosure agrees to not disclose the terms of this Agreement further. Notwithstanding the prior sentence, Executive may disclose this Agreement pursuant to Section 12.

28. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at Executive’s address set forth below or to such other address as a party hereto shall have designated by notice in writing to the other parties hereto in the manner provided by this Section 28:

If to Company:		If to Executive:

Rubicon Technologies Holdings, LLC 100 W. Main St., Suite 610 Lexington, KY, 40507		2200 Timber Rose Dr Las Vegas, NV 89134
Attn:	General Counsel

29. Non-Impairment of Statutory and Common Law. Nothing in this Agreement shall relieve Executive of any duties or obligations Executive has to Rubicon or Parent under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company or Parent trade secrets.

30. Entire Agreement; Reasonable and Necessary; Severability; Enforceability; Non-Waiver. Except for those provisions in agreements subject to Section 20 above, this Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings, including the Prior Agreement. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Executive acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause or sentence. Rubicon’s failure to act upon any breach of this Agreement or waiver of any such breach shall not constitute a waiver of any preceding or succeeding breach, or of any other right. Notwithstanding any other clauses to the contrary in this Agreement, both parties agree as of the Effective Date, the Company does not have Cause, and the Executive does not have Good Reason, to terminate this Agreement.

31. Permitted Disclosures. Notwithstanding any other provision of this Agreement, Executive is not prohibited from reporting violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under federal or state law or regulation.

32. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

33. Headings. The paragraph headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect the interpretation hereof.

34. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without applying its conflicts of laws principles regardless of the residency of Executive. Any claims arising out of or related to this Agreement must be settled by confidential arbitration in Lexington, Kentucky and administered by the American Arbitration Association in accordance with its Employment Arbitration Rules. Any arbitral award determination shall be final and binding upon the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof Executive acknowledges and agrees that Executive has significant material connections with Delaware. Executive shall not challenge jurisdiction in Delaware on any grounds including forum non conveniens or lack of personal jurisdiction. Except as may be required by law, or as may be required in an action to enforce, modify, or vacate the award, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. This arbitration clause shall be enforceable pursuant to the Federal Arbitration Act which the parties specifically agree is applicable. Notwithstanding the above, nothing in this Agreement shall prohibit the Company from seeking injunctive and/or other equitable relief to protect its business interests in any court of competent jurisdiction.

35. Waiver. The Company may waive compliance with any of the covenants, agreements or conditions contained herein; provided that any agreement on the part of the Company to effect any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of the Company and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver. No matter shall be deemed waived by either party hereto by prior failure to enforce the same or by course of conduct.

36. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Company, Parent, and Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed on the date set forth above.

Rubicon Technologies Holdings, LLC	Executive

/s/ Philip Rodoni	/s/ Kevin Schubert
Philip Rodoni, Chief Executive Officer	Kevin Schubert

Rubicon Technologies, Inc.

/s/ Philip Rodoni
Philip Rodoni, Chief Executive Officer

[Signature Page to Amended and Restated Employment Agreement]

Appendix A
Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any organization, firm or entity (i) in respect of which Company has or shall have during the Term of this Agreement, an ownership interest of 50% or more; or (ii) which directly or indirectly through one or more intermediates, controls, is controlled by, or is in common control with Company.

(b) “Associate” means an employee of Rubicon or the Rubicon Companies.

(c) “Beneficiary” means the Executive’s surviving spouse or domestic partner (if such individual is recognized as the Executive’s domestic partner for purposes of the Company’s employee benefit plans) as of the date of the Executive’s death. If the Executive has no surviving spouse or domestic partner, the Executive’s Beneficiary shall be his or her estate.

(d) “Business” means activities, products, or services of the type conducted, authorized, offered, or provided by the Company, Parent, or their Affiliates within two years prior to the termination of Executive’s service with the Company.

(e) “Cause,” when applied to the Executive’s termination of employment, means, as reasonably determined by the Company:

(i) a breach by Executive (other than by reason of illness, injury or incapacity) of any of the terms or provisions of this Agreement, any other agreement executed by Executive and Rubicon (or Executive and Parent), or any material Rubicon or Parent policy, and such breach continues without cure to the reasonable satisfaction of the Board after the conclusion of a period of 15 days following written notice to Executive of such breach;

(ii) Executive’s conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a misdemeanor involving dishonesty or having a material adverse effect on the Company or its affiliates;

(iii) Executive’s willful misconduct or gross negligence in the conduct of his or her duties that is injurious to the Company or its Affiliates (monetarily or otherwise), or the willful failure to abide by reasonable instructions of management of the Company or its Affiliates or the Board, as applicable;

(iv) fraud or embezzlement by Executive against the Company or its Affiliates;

(v) any act or omission by Executive that provides material assistance to a competitor, supplier or customer of the Company or Parent to the disadvantage or detriment of the Company or Parent;

(vi) Executive’s having engaged in conduct which is injurious in a meaningful way (monetarily or otherwise) to the business or reputation of the Company or its Affiliates; or

(vii) Executive’s material violation of the confidentiality restrictions or any violation of the Company’s or Parent’s non-solicit or non-compete restrictions applicable to such Executive.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Contractor” means any Person other than an Associate whom Rubicon or any of the Rubicon Companies hires, retains, or engages to perform services.

(h) “Competitor” means any Person that competes in the Business, including, without limitation, Rock Tenn Corporation, SLM Waste and Recycling, Discovery Refuse Management, Inc. (d/b/a DRM Waste Management), Quest Recycling Services LLC, Resource Management Group, Inc., International Environmental Alliance (IEA), Environmental Waste Solutions, LLC (EWS), Ecova, Inc., New Market Waste Solutions, Waste Harmonics, LLC, Waste Management, Inc., Republic Services, Inc., Advanced Disposal, LLC, Clean HarborsStericycle, Inc., Progressive Waste Solutions Ltd., Waste Connections, Inc., Recology, Inc., Rumpke Consolidated Companies, Inc., Casella Waste Systems, Inc., Waste Industries USA, Inc., Waste Pro USA, Inc., and any affiliate of or successor to any such entity.

(i) “Confidential Information” means any information (in whatever form and whether or not recorded in any media) relating to the Rubicon Companies (whether constituting a trade secret or not) and including, but not limited to, information regarding research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, and client, customer and supplier information, which (i) is or has been disclosed to Executive (or of which Executive became aware) as a consequence of or through Executive’s employment with Rubicon, (ii) has value to Rubicon, Parent or their Affiliates or would be of value (actual or potential) to a Competitor, and (iii) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form). Confidential Information shall not include any specific information that has been voluntarily disclosed to the public by Rubicon or Parent (except where such public disclosure has been made by Executive or another Associate or Contractor without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. Nothing in this Agreement should be construed as restricting the Executive’s right to engage in legally protected activities under applicable law.

(j) “Disability” shall mean Executive:

(i) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(k) “Good Reason” shall mean, without the written consent of Executive, any one or more of the following events:

(i) a material reduction in Executive’s current base salary or other component of compensation or benefits he currently receives;

(ii) the Company’s breach of any material provision of this Agreement or any other agreement executed by Executive and Rubicon;

(iii) the Company requires Executive to move greater than 50 miles from Las Vegas, Nevada; and

(iv) there is a material diminution of Executive’s current title, reporting structure or duties for which Executive is currently responsible.

However, none of the foregoing events or conditions will constitute Good Reason unless (A) Executive provides the Company with a written objection of the event or condition within 90 days following the earliest date on which Executive has (or reasonably would be expected to have had) knowledge of the existence of the condition; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within 30 days of receiving that written objection; and (C) Executive resigns from his or her position with the Company within 30 days following the expiration of that cure period.

(l) “Invention” means all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, technical and non-technical data, inventions, designs, drawings, methods, devices, works of authorship, trade secrets, copyrights, trademarks, service marks, trademark registrations, applications for trademark registration, patents and patent applications, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by Executive while in Rubicon’s employ, either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Executive within one year of the termination of Executive’s employment with Rubicon using Confidential Information and which relate in any way to the actual or anticipated business or research or development of a Rubicon Companies, or which are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of a Rubicon Companies.

(m) “Person(s)” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, and other entities, other than Rubicon Companies.

(n) “Pre-Termination Period” means the 18-month period immediately prior to the termination of Executive’s employment with Rubicon Companies.

(o) “Territory” means the United States of America and any other geographic territory (a) that Executive managed for a Rubicon Companies during the Pre-Termination Period, or (b) in which Executive provided services for a Rubicon Companies during the Pre-Termination Period, or (c) in which Executive directly or indirectly supervised or managed Associates or Contractors during the Pre-Termination Period.

(p) “Rubicon Companies” means Company, Parent, and their parent, subsidiaries, related and affiliated companies and all divisions of them, any other businesses that the foregoing entities may acquire or establish after the execution of this Agreement, and any successors and assigns of the foregoing entities.